Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR

We consent to use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of Energy 11, L.P. of our report dated October 22, 2015, relating to our audit of the combined statements of revenues and direct operating expenses of properties under contract for purchase by Energy 11, L.P. from Kaiser-Whiting, LLC under agreement dated September 15, 2015 for the years ended December 31, 2014, 2013, and 2012, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
April 4, 2016